EXHIBIT 11

                         FIRST REPUBLIC BANCORP INC.
                STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

                                                                Quarter Ended          Nine Months Ended
                                                                September 30,             September 30,
                                                           -----------------------   -----------------------
                                                              1994         1993         1994         1993
                                                              ----         ----         ----         ----
Primary:
 Net income available to common stock                     $ 2,552,000   $3,427,000   $5,741,000   $ 9,018,000
 Effect of convertible subordinated debentures,
  net of taxes (1)                                            399,000      396,000    1,198,000     1,200,000
                                                          -----------   ----------   ----------   -----------
 Adjusted net income for fully diluted calculation (1)    $ 2,951,000   $3,823,000   $6,939,000   $10,218,000
                                                          ===========   ==========   ==========   ===========
 Weighted average shares outstanding,
  beginning of period excluding treasury shares             7,759,158    7,722,008    7,743,965     7,716,086
 Effect of stock options exercised during period                6,951        6,442        9,247         4,293
 Weighted average shares of stock purchased by employees          521          733        4,347         1,733
 Weighted average shares of dilutive stock
  options under treasury stock method                         320,556      301,073      330,386       266,260
 Weighted average shares of treasury stock                    (60,808)          --      (44,087)           --
                                                          -----------   ----------   ----------   -----------
 Adjusted shares outstanding - primary                      8,026,378    8,030,256    8,043,858     7,988,372
                                                          ===========   ==========   ==========   ===========
 Net income per common share - primary                    $      0.32   $      .43   $     0.71   $      1.13
                                                          ===========   ==========   ==========   ===========

Fully Diluted:
 Adjusted shares - primary, from above                      8,026,378    8,030,256    8,043,858     7,988,372
 Weighted average shares issuable upon conversion
  of convertible subordinated debentures (1)                2,524,210    2,524,210    2,524,210     2,524,210
 Additional weighted average shares of dilutive
  stock options converted at period-end
  stock price under the treasury stock method                     471      103,562        6,538        43,885
                                                          -----------   ----------   ----------   -----------
Adjusted shares outstanding - fully diluted                10,551,059   10,658,028   10,574,606    10,556,467
                                                          ===========   ==========   ==========   ===========
Net income per share - fully diluted (1) (2)              $      0.28   $     0.36   $     0.66   $      0.97
                                                          ===========   ==========   ==========   ===========

- - -----------------
Per share amounts and numbers of shares have been adjusted to reflect the effect of the 3% stock dividend paid to stockholders of record on February 18, 1994.

(1) Due to the existence of convertible subordinated debentures, the fully-diluted calculation includes the number of shares which would be outstanding if all such debentures were converted and adjusts reported net income for the effect of interest expense on the debentures, net of taxes.

(2) As a result of these debentures being antidilutive in the first quarter of 1994, the calculated fully diluted EPS for the first nine months of 1994 exceeds the sum of the calculated fully diluted EPS for each quarter of 1994 by $0.02.
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